Exhibit 99.1

Atkore Inc. Announces Fourth Quarter 2022 Results

Fourth-Quarter Highlights
•Net income per diluted share increased to $5.18 from $4.26 in prior year period; Adjusted net income per diluted share increased to $5.52 from $4.39 in prior year period
•Net income increased by $18.2 million versus prior year period to $220.8 million; Adjusted EBITDA increased by $32.2 million versus prior year period to $325.1 million

Fiscal 2022 Highlights
•Record full year net sales and net income
•Net income per diluted share increased to $20.30 from $12.19 in prior year; Adjusted net income per diluted share increased to $21.55 from $12.98 in prior year
•Net income increased by $325.6 million versus prior year to $913.4 million; Adjusted EBITDA increased to $1,341.8 million from $897.5 million in prior year
•Net cash provided by operating activities of $786.8 million; Free Cash Flow of $651.1 million

Additional Highlights
•The Board of Directors increased the size of the current share repurchase authorization from $800 million to $1,300 million, and extended the duration through November 30, 2025.
•Full-year 2023 Net sales expected to be flat to down approximately 10 percent compared to fiscal year 2022
•Full-year 2023 Adjusted EBITDA outlook of $850 - $950 million; Full-year Adjusted net income per diluted share outlook of $13.10 - $14.90
•Introduced long-term Full-Year Adjusted net income per diluted share goal of greater than $18.00 in fiscal year 2025

HARVEY, IL. — November 18, 2022 (BUSINESS WIRE) - Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR) announced earnings for its fiscal 2022 full year and fourth quarter ended September 30, 2022 (“fourth quarter”).

“Atkore delivered record results for fiscal 2022, as we continue to successfully execute on our strategic initiatives to expand our portfolio and deliver differentiated value to our customers,” said Bill Waltz, Atkore President and Chief Executive Officer. “Our performance was driven by the resilience of our business model, and our ability to drive value from our acquisitions. During fiscal 2022, we deployed over $950 million in capital towards investments in our operations, six acquisitions and $500 million in share repurchases. Our fiscal 2022 performance builds on the journey we’ve taken over the years to transform our business and create a stronger platform for long-term success.”

Waltz continued, “Looking forward, we are confident that we can continue to leverage our diversified approach and broad portfolio of leading solutions to win in the marketplace. As anticipated, the strong pricing environment experienced in recent years is expected to normalize in fiscal 2023, which will impact our top- and bottom-line performance through the year. However, we expect to continue to generate strong cash flow, and our capital allocation strategy remains focused on investing in both organic and inorganic opportunities while still returning capital to shareholders. We have significant financial flexibility, a proven strategy and the discipline to capitalize on favorable megatrends, in order to capture the opportunities ahead and deliver value for all of our stakeholders over the long-term.”

Exhibit 99.1

2022 Fourth Quarter Results

	Three Months Ended
(in thousands)	September 30, 2022	September 30, 2021	Change	Change %
Net sales
Electrical	$795,220	$697,492	$97,728	14.0%
Safety & Infrastructure	233,884	227,361	6,523	2.9%
Eliminations	(118)	(1,122)	1,004	(89.5)%
Consolidated operations	$1,028,986	$923,731	$105,255	11.4%

Net income	$220,802	$202,561	$18,241	9.0%

Adjusted EBITDA
Electrical	$308,783	$283,945	$24,838	8.7%
Safety & Infrastructure	36,371	29,015	7,356	25.4%
Unallocated	(20,067)	(20,029)	(38)	0.2%
Consolidated operations	$325,085	$292,931	$32,154	11.0%

Net sales for the fourth quarter of 2022 increased to $1,029.0 million, an increase of 11.4% compared to $923.7 million for the prior-year period, primarily due to higher average selling prices of $45.4 million and higher sales volume of $8.4 million within both the Electrical and Safety & Infrastructure segments. Additionally, entities acquired during fiscal 2021 and 2022, contributed to the increase in net sales by $57.3 million.

Gross profit increased by $57.2 million to $414.5 million for the fourth quarter of 2022, as compared to $357.3 million for the prior-year period. Gross margins increased from 38.7% in the prior year period to 40.3% in the fourth quarter fiscal 2022 due to higher average selling prices of $45.4 million and lower input costs of steel, copper and resin of $9.2 million.

Selling, general and administrative expenses increased $24.3 million or 29.3%, to $107.0 million for the fourth quarter of 2022, as compared to $82.8 million for the prior-year period. The increase was primarily driven by increased general spending on business improvement initiatives of $11.6 million, recent acquisitions in fiscal 2021 and 2022 of $4.8 million, and higher sales commission and variable compensation expense of $2.6 million. The remaining increase of $5.3 million is spread across a variety of other spend categories.

Net income increased $18.2 million to $220.8 million for the fourth quarter of 2022, as compared to $202.6 million for the prior-year period, due to higher operating income of $30.9 million. Adjusted net income increased $26.5 million to $231.6 million compared to $205.1 million for the prior-year period.

Adjusted EBITDA increased $32.2 million, or 11.0%, to $325.1 million for the fourth quarter of 2022, as compared to $292.9 million for the prior-year period. Net income margin decreased from 21.9% in the prior-year period to 21.5% and Adjusted EBITDA Margin decreased 10 basis points from 31.7% to 31.6%.

Net income per diluted share was $5.18 for the fourth quarter of 2022, an increase of $0.92 from the prior-year period. Adjusted net income per diluted share was $5.52 per share for the fourth quarter of 2022 compared to $4.39 for the prior-year period.

Exhibit 99.1

Segment Results
Electrical

Electrical net sales increased $97.7 million, or 14.0%, to $795.2 million for the fourth quarter of 2022, as compared to $697.5 million for the prior-year period. The increase in net sales is primarily attributed to increased average selling prices of $59.3 million which were mostly driven by the plastic pipe and conduit category, increased sales from companies acquired in fiscal 2021 and 2022 of $51.3 million, partially offset by decreased volume of $3.5 million. Pricing for PVC products, as well as other products, has begun to decline from historic highs.

Adjusted EBITDA increased $24.8 million, or 8.7%, to $308.8 million for the fourth quarter of 2022, as compared to $283.9 million for the prior-year period, and Adjusted EBITDA Margin decreased from 40.7% to 38.8%. The increase in Adjusted EBITDA was largely due to increased average selling prices and Adjusted EBITDA margins decreased primarily as a result of volume declines in the fourth quarter.

Safety & Infrastructure

Safety & Infrastructure net sales increased $6.5 million, or 2.9%, to $233.9 million for the fourth quarter of 2022, as compared to $227.4 million for the prior-year period. The increase is attributed to higher volumes of $11.8 million and increases from companies acquired in fiscal 2022 of $6.0 million partially offset by decreases in average selling prices of $13.9 million.

Adjusted EBITDA increased $7.4 million, or 25.4%, to $36.4 million for the fourth quarter 2022, as compared to $29.0 million for the prior-year period. Adjusted EBITDA Margin increased to 15.6% from 12.8%. The Adjusted EBITDA increase was primarily driven by the increase higher volume, while lag in pricing created an upward benefit on EBITDA margins.

Fiscal 2022 Full-Year Results
Net sales for fiscal 2022 increased $985.9 million to $3,913.9 million, an increase of 33.7%, compared to $2,928.0 million for fiscal 2021. The increase in net sales is primarily attributed to increased average selling prices of $996.2 million which were mostly driven by the plastic pipe and conduit category within the Electrical segment and increased net sales of $96.4 million from companies acquired during fiscal 2021 and 2022. These increases are offset by decreased sales volume of $94.8 million across varying product categories within both the Electrical and the Safety & Infrastructure segments. Pricing for PVC products, as well as other products, has begun to decline from historic highs.

Gross profit for fiscal 2022 increased $514.4 million to $1,640.0 million, an increase of 45.7%, compared to $1,125.6 million for fiscal 2021. Gross margin increased to 41.9% in fiscal 2022 compared to 38.4% in fiscal 2021 due to higher average selling prices of $996.2 million, partially offset by higher input costs of steel, copper and PVC resin of $405.5 million.

Selling, general and administrative expenses increased $77.0 million, or 26.3%, to $370.0 million for fiscal 2022 compared to $293.0 million for fiscal 2021. The increase was primarily due to higher sales commission expense of $21.1 million, increased general spending on business improvement initiatives of $29.8 million, higher variable compensation of $6.5 million, transaction costs of $2.6 million, and recent acquisitions in fiscal 2021 and 2022 of $7.4 million. The remaining increase of $9.6 is spread across a variety of other spend categories.

Net income increased $325.6 million to $913.4 million for fiscal 2022, as compared to $587.9 million for fiscal 2021. Adjusted net income increased $340.1 million to $954.1 million for fiscal 2022 compared to $614.0 million for fiscal 2021. The increase in both net income and adjusted net income was primarily driven by higher operating income of $434.9 million.

Exhibit 99.1

Adjusted EBITDA increased $444.3 million or 49.5%, to $1,341.8 million for fiscal 2022, as compared to $897.5 million for fiscal 2021. The increase was primarily due higher operating income.

Net income per diluted share on a GAAP basis was $20.30 for fiscal 2022, an increase of $8.11 from fiscal 2021. Adjusted net income per diluted share was $21.55 for fiscal 2022 compared to $12.98 for fiscal 2021.

Liquidity & Capital Resources

During fiscal 2022, operating activities provided $786.8 million of cash, compared to $572.9 million during fiscal year 2021. Free cash flow increased to $651.1 million for fiscal 2022 from $508.4 million in fiscal year 2021. The increase in cash provided by operating activities and free cash flow was primarily due to operating income.

During the year ended September 30, 2022, the Company deployed $307.8 million on the acquisition of six companies with an additional $12.6 million to be paid in the future, repurchased $500.2 million in outstanding shares and had capital expenditures of $135.8 million. The total debt leverage ratio decreased to 0.6 as of September 30, 2022 from 0.8 as of September 30, 2021.

Outlook and Targets1

Fiscal 2023 First Quarter - The Company expects the first quarter of fiscal 2023 Adjusted EBITDA to be in the range of $240 - $260 million and Adjusted net income per diluted share to be in the range of $3.85 - $4.20.

Fiscal 2023 Full Year - The Company expects fiscal year 2023 Adjusted EBITDA to be in the range of $850-$950 million and Adjusted net income per diluted share to be in the range of $13.10 - $14.90.

Fiscal 2025 Full Year Goal - The Company is providing a long-term fiscal 2025 Adjusted net income per diluted share target of greater than $18.00.

The Company notes that the outlook and target information provided may vary due to changes in assumptions or market conditions and other factors described under “Forward-Looking Statements.”

Conference Call Information

Atkore management will host a conference call today, November 18, 2022, at 8 a.m. Eastern time, to discuss the Company’s financial results, provide a business update and long-term financial targets. The conference call may be accessed by dialing (888) 330-2446 (domestic) or (240) 789-2732 (international). The call will be available for replay until December 2, 2022. The replay can be accessed by dialing (800) 770-2030, or for international callers, (647) 362-9199. The passcode for the live call and the replay is 5592214.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.
To learn more about the Company please visit the company's website at http://investors.atkore.com.

1 Reconciliations of the forward-looking full-year and fiscal first quarter outlook and target for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Exhibit 99.1

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world. With a network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions. To learn more, please visit www.atkore.com.

Media Contact:

Lisa Winter
Vice President - Communications
708-225-2453
LWinter@atkore.com
Investor Contact:

John Deitzer
Vice President - Treasury and Investor Relations
708-225-2124
JDeitzer@atkore.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption “Risk Factors” in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on November 18, 2022 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; widespread outbreak of diseases, such as the novel coronavirus (COVID-19) pandemic; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital

Exhibit 99.1

needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems, including as a result of Brexit; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business, in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss), adjusted to exclude income tax expense, depreciation and amortization, interest expense, net, loss on extinguishment of debt, restructuring charges, impairment charges, stock-based compensation, certain legal matters, transaction costs, gain on purchase of a business, gain on sale of a business and other items, such as inventory reserves and

Exhibit 99.1

adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before loss on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on purchase of a business, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of gain (loss) on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on sale of a business, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Net Debt Leverage Ratio - Net debt/Adjusted EBITDA

We define net debt leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve-month basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net sales	$1,028,986	$923,731	$3,913,949	$2,928,014
Cost of sales	614,508	566,431	2,273,924	1,802,401
Gross profit	414,478	357,300	1,640,025	1,125,613
Gross Margin	40.3%	38.7%	41.9%	38.4%
Selling, general and administrative	107,023	82,769	370,044	293,019
Intangible asset amortization	10,622	8,581	36,176	33,644
Operating income	296,833	265,950	1,233,805	798,950
Interest expense, net	9,000	8,139	30,676	32,899
Loss on extinguishment of debt	—	—	—	4,202
Other expense (income), net	474	(9,972)	(490)	(18,152)
Income before income taxes	287,359	267,783	1,203,620	780,001
Income tax expense	66,557	65,222	290,186	192,144
Net income	$220,802	$202,561	$913,434	$587,857

Net income per share
Basic	$5.24	$4.32	$20.56	$12.38
Diluted	$5.18	$4.26	$20.30	$12.19

ATKORE INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	September 30, 2022	September 30, 2021
Assets
Current Assets:
Cash and cash equivalents	$388,751	$576,289
Accounts receivable, less allowance for current and expected credit losses of $2,544 and $2,510, respectively	528,904	524,926
Inventories, net	454,511	285,989
Prepaid expenses and other current assets	80,654	34,248
Total current assets	1,452,820	1,421,452
Property, plant and equipment, net	390,220	275,622
Intangible assets, net	382,706	241,204
Goodwill	289,330	199,048
Right-of-use assets, net	71,035	41,113
Deferred income taxes	9,409	29,693
Other long-term assets	3,476	1,967
Total Assets	$2,598,996	$2,210,099
Liabilities and Equity
Current Liabilities:
Accounts payable	$244,100	$243,164
Income tax payable	5,521	72,953
Accrued compensation and employee benefits	61,273	57,437
Customer liabilities	99,447	80,324
Lease obligations	13,789	11,785
Other current liabilities	77,781	59,273
Total current liabilities	501,911	524,936
Long-term debt	760,537	758,386
Long-term lease obligations	57,975	30,236
Deferred income taxes	15,640	16,746
Other long-term liabilities	13,146	15,059
Total Liabilities	1,349,209	1,345,363
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 41,351,350 and 45,997,159 shares issued and outstanding, respectively	415	461
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	500,117	506,921
Retained earnings	801,981	388,660
Accumulated other comprehensive loss	(50,146)	(28,726)
Total Equity	1,249,787	864,736
Total Liabilities and Equity	$2,598,996	$2,210,099

ATKORE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	September 30, 2022	September 30, 2021
Operating activities
Net income	$913,434	$587,857
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	84,415	78,557
Amortization of debt issuance costs and original issue discount	2,151	2,497
Deferred income taxes	3,054	(43,306)
Loss on extinguishment of debt	—	4,202
Provision for losses on accounts receivable and inventory	10,235	645
Stock-based compensation expense	17,245	17,047
Amortization of right of use asset	13,916	14,515
Other adjustments to net income	4,850	(208)
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	17,749	(219,659)
Inventories	(160,980)	(81,544)
Prepaid expenses and other current assets	(21,718)	(6,462)
Accounts payable	(28,968)	98,444
Income taxes	(92,802)	80,291
Accrued and other liabilities	27,198	63,459
Other, net	(2,944)	(23,433)
Net cash provided by operating activities	786,835	572,902
Investing activities
Capital expenditures	(135,776)	(64,474)
Insurance proceeds from sale of properties, plant and equipment	—	9,627
Proceeds from sale of properties, plant and equipment	779	81
Acquisitions of businesses, net of cash acquired	(307,805)	(43,195)
Net cash used for investing activities	(442,802)	(97,961)
Financing activities
Repayments of short-term debt	—	(4,000)
Issuance of long-term debt	—	798,000
Repayments of long-term debt	—	(835,120)
Issuance of common stock, net of taxes withheld	(24,045)	2,660
Repurchase of common stock	(500,161)	(135,066)
Payments for debt financing costs and fees	—	(10,930)
Net cash used for financing activities	(524,206)	(184,456)
Effects of foreign exchange rate changes on cash and cash equivalents	(7,365)	1,333
Increase (decrease) in cash and cash equivalents	(187,538)	291,818
Cash and cash equivalents at beginning of period	576,289	284,471
Cash and cash equivalents at end of period	$388,751	$576,289

(in thousands)	September 30, 2022	September 30, 2021
Supplementary Cash Flow information
Interest paid	$30,529	$23,726
Income taxes paid, net of refunds	379,769	155,114
Capital expenditures, not yet paid	8,653	1,094
Acquisitions of businesses, not yet paid	12,628	—
Operating cash flows from cash paid on operating lease liabilities	12,549	13,035
Operating lease right-of-use assets obtained in exchange for lease liabilities	38,794	13,538

Free Cash Flow:
Net cash provided by operating activities	786,835	572,902
Capital expenditures	(135,776)	(64,474)
Free Cash Flow:	651,059	508,428

ATKORE INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income	$220,802	$202,561	$913,434	$587,857
Income tax expense	66,557	65,222	290,186	192,144
Depreciation and amortization	23,947	20,082	84,415	78,557
Interest expense, net	9,000	8,139	30,676	32,899
Stock-based compensation	3,065	2,889	17,245	17,047
Loss on extinguishment of debt	—	—	—	4,202
Transaction costs	150	21	3,424	667
Other (a)	1,564	(5,983)	2,410	(15,826)
Adjusted EBITDA	$325,085	$292,931	$1,341,790	$897,547

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans, certain legal matters, restructuring charges, and related forward currency derivatives.

The following table presents calculations of Adjusted EBITDA Margin for Atkore Inc. for the periods presented:

	Three Months Ended				Fiscal Year Ended
(in thousands)	September 30, 2022	September 30, 2021	Change	% Change	September 30, 2022	September 30, 2021	Change	% Change
Net sales	$1,028,986	$923,731	$105,255	11.4%	$3,913,949	$2,928,014	$985,935	33.7%
Adjusted EBITDA	$325,085	$292,931	$32,154	11.0%	$1,341,790	$897,547	$444,243	49.5%
Adjusted EBITDA Margin	31.6%	31.7%			34.3%	30.7%

ATKORE INC.
SEGMENT INFORMATION

The following tables represent calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three Months Ended
	September 30, 2022			September 30, 2021
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$795,220	$308,783	38.8%	$697,492	$283,945	40.7%
Safety & Infrastructure	233,884	$36,371	15.6%	227,361	$29,015	12.8%
Eliminations	(118)			(1,122)
Consolidated operations	$1,028,986			$923,731

	Fiscal year ended
	September 30, 2022			September 30, 2021
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$3,013,755	$1,273,410	42.3%	$2,233,299	$873,868	39.1%
Safety & Infrastructure	900,588	$138,390	15.4%	698,320	$81,827	11.7%
Eliminations	(394)			(3,605)
Consolidated operations	$3,913,949			$2,928,014

ATKORE INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income	$220,802	$202,561	$913,434	$587,857
Stock-based compensation	3,065	2,889	17,245	17,047
Intangible asset amortization	10,622	8,581	36,176	33,644
Loss on extinguishment of debt	—	—	—	4,202
Other (a)	692	(8,149)	799	(20,012)
Pre-tax adjustments to net income	14,379	3,321	54,220	34,881
Tax effect	(3,595)	(830)	(13,555)	(8,720)
Adjusted net income	$231,586	$205,052	$954,099	$614,018

Weighted-Average Diluted Common Shares Outstanding	41,960	46,682	44,280	47,306
Net income per diluted share (b)	$5.18	$4.26	$20.30	$12.19
Adjusted net income per diluted share (c)	$5.52	$4.39	$21.55	$12.98
(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.
(b) The Company calculates basic and diluted net income per common share using the two-class method. Under the two-class method, net earnings are allocated to each class of common stock and participating securities as if all the net earnings for the period had been distributed. The Company's participating securities consist of share-based payment awards that contain a non-forfeitable right to receive dividends and therefore are considered to participate in undistributed earnings with common stockholders. Included within the calculation of net income per diluted share is 14,460 and 11,380 of undistributed earnings allocated to participating securities for fiscal years ended 2022 and 2021. Included within the calculation of net income per diluted share is See Note 8, “Earnings Per Share” in our Annual Report on Form 10-K.
(c) Adjusted net income per diluted share is calculated by taking adjusted net income and divided by the weighted-average diluted common shares outstanding.

ATKORE INC.
NET DEBT LEVERAGE RATIO

The following table presents reconciliations of Net Debt to Total Debt for the periods presented:

(in thousands)	September 30, 2022		September 30, 2021		September 30, 2020
Short-term debt and current maturities of long-term debt	$—		$—		$—
Long-term debt	760,537		758,386		803,736
Total Debt	760,537		758,386		803,736
Less cash and cash equivalents	388,751		576,289		284,471
Net Debt	$371,786		$182,097		$519,265

Adjusted EBITDA	$1,341,790		$897,547		$326,635

Total debt/Adjusted EBITDA	0.6	x	0.8	x	2.5	x
Net debt/Adjusted EBITDA	0.3	x	0.2	x	1.6	x